Exhibit 99.8
CHURCHILL’S SELECTED HISTORICAL FINANCIAL INFORMATION
Churchill’s balance sheet data as of December 31, 2019 and statement of operations data for the period from October 30, 2019 (inception) through December 31, 2019 are derived from Churchill’s audited financial statements, included elsewhere in this Report. Such data as of and for the period ended June 30, 2020 are derived from Churchill’s unaudited financial statements, included elsewhere in this Report.
The information is only a summary and should be read in conjunction with Churchill’s financial statements and related notes and “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Report. The historical results included below and elsewhere in this Report are not indicative of the future performance of Churchill.
	Six Months Ended June 30, 2020	Period from October 30, 2019 (inception) through December 31, 2019
	(unaudited)
Statement of Operations Data:
Revenues	$—	$—
Loss from operations	$(2,061,847)	$(1,450)
Interest earned on Marketable Securities held in Trust Account	$4,215,679	$—
Net (loss) income	$1,696,498	$(1,450)
Weighted average shares outstanding, basic and diluted(1)	30,397,160	25,000,000
Basic and diluted loss per common share(2)	$(0.03)	$(0.00)
	As of June 30, 2020	As of December 31, 2019
	(unaudited)
Balance Sheet Data:
Cash	$2,955,367	$34,000
Marketable Securities in Trust Account, Restricted	$1,104,209,313	$—
Total assets	$1,107,564,339	$318,930
Total liabilities	$40,464,311	$295,380
Value of common stock which may be redeemed for cash ($10.00 per share)(3)	$849,914,313	$—
Stockholders’ equity	$5,000,001	$23,550

(1)
Excludes an aggregate of 105,858,072 shares subject to possible redemption at June 30, 2020. The weighted average shares as of December 31, 2019 excludes an aggregate of 2,500,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment for the Churchill IPO was not exercised in full.

(2)
Excludes interest income of $0 and $2,558,125 attributable to shares subject to possible redemption as of December 31, 2019 and June 30, 2020.

(3)
Excludes shares of Churchill’s Class A common stock, representing $254,295,000, which represent those shares that are not subject to permitted transfer provisions in the Non-Redemption Agreements.